Exhibit 99.2

The Management Company’s Letter to the Board of Directors and Appendices

June 9th, 2014

Via Email (michael.havin@orbotech.com) and Messenger
The Board of Directors
Orbotech Ltd.
7 Sanhedrin Boulevard
North Industrial Zone
Yavne 8110101
Israel

Re: 2014 Annual General Meeting of Shareholders of Orbotech Ltd. (the "Company")

Dear Board of Directors,

ION Asset Management is a long-tenured Orbotech shareholder who is confident in the Company’s executive officers and technology but gravely disappointed by the persistent underperformance and long term share price performance which we believe is a result of a weak and entrenched Board of Directors.

We own 2,568,658 shares which account for roughly 6.17% of the Company’s outstanding shares, making us your fourth largest shareholder. As such, it is within our rights to request that you amend the proxy statement you issued on June 5th to include agenda items for the AGM (Annual General Meeting). Listed below are the three items we request that you add to the 2014 Annual General Meeting agenda scheduled for July 10th (as formally presented in Appendix A of this letter with related materials in Appendix B and C).

1)	Nomination of four highly qualified and experienced board member nominees to stand against the three incumbent Directors and one proposed new external Director,

2)	A proposal to remove the staggered board structure and move to a declassified structure, and

3)
A proposal that the Board review every Q2 and Q4 the capital structure of the Company, dividend, and share repurchase policy.  A committee of the board comprised of those Company directors who qualify as independent would make a recommendation to the board prior to such review and upon request of the committee, the Company will publish the results of the Board's review.

We ask the Board to issue a revised proxy statement as soon as practicable, and request that the Board consider a delay of the AGM to allow for all investors to review the new proposals and vote accordingly. We have been told on many occasions in recent weeks by both the Board and Management that they have a renewed focus on listening to shareholders’ requests and taking them into account. If this approach is genuine, then a slight delay of the AGM, rather than actions to avoid a fair vote, would best serve the Company, its shareholders, and its employees. We urge investors to delay voting until the new proxy document has been received.  We intend to take whatever action is needed to enforce our rights to bring these matters to the shareholders of the Company for a vote.

On April 2, 2014, we filed a 13D with the SEC (which was amended on May 20, 2014) and have subsequently held three meetings with management and a representative of the Board of Directors. We note that despite our request, the Chairman of the Board was either unwilling or unable to meet with us.

At each of these meetings, we outlined what we considered to be three highly reasonable and shareholder-friendly requests. We would like to point out before we review these three requests that at no point have we asked for any significant operational changes. On the contrary, we have repeatedly stressed our support for the new CEO and his management team. We are not looking to distract management; rather we wish to make changes that will help the management team reach their operational targets and increase shareholder value. Let’s review our three proposals.

I.	Refresh the Board of Directors

Over the past decade, Orbotech’s Book Value Per Share (BVPS) has failed to keep pace with inflation, while the broader technology universe has nearly doubled its BVPS in the same period. Over the last 10 years, in nominal terms and inclusive of dividends, Orbotech’s BVPS increased just 23% compared to 99% for the S&P 500 and 114% for the Nasdaq Composite Index.1 When adjusted for inflation, Orbotech’s BVPS growth was actually negative.

Shares of Orbotech have declined over the past ten years by -43%versus an increase of +104% and +133% for the S&P 500 and Nasdaq Composite Index, respectively.2 It is our belief that the primary reason for this destruction of shareholder value rests squarely on the shoulders of the Company’s Board.

We note that in our meetings, the Board representative refused to accept this responsibility, arguing that the Orbotech Board is “one of the most focused on shareholder value” that he knows. We have yet to receive a satisfactory answer as to why the Company has failed to create any shareholder value over the past 10 years, if not due to the failure of the Board.

We believe that the problem rests with Orbotech’s Board which is comprised primarily of insiders with long tenures who are protected by the staggered board structure. Yochai Richter, the Active Chairman and former CEO who co-founded the Company, serves on the Board with his brother Jacob who served on the Board in the early 90s, late 90s, and for a third stint since 2012. Dr. Michael Anghel, an incumbent director who is standing for re-election at the forthcoming AGM has served three separate stints on the Board dating back to 1986 for a cumulative tenure of twenty six years. The average a tenure of the current Board is 13years, well above the average tenure of 8.6 years among S&P 500 boards.3 Three members of the board have served more than 20 years each and seven members (out of 10) are former employees of the Company or its predecessor. We believe there is a lack of fresh thinking and a clear need for outside perspective on the board. The replacement of Orbotech’s three incumbent directors and one additional external candidate with our four quality nominees would dramatically increase the independence and quality of the directors.

We urge the Board and investors to review the backgrounds of the four candidates that we are proposing to join the Board, and to ask themselves two simple questions. Would the addition of ION’s proposed Directors upgrade the quality of the Board? How do these candidates stack up against the three incumbent directors and one proposed new external director who are up for election this year? We think that the answers to these questions are obvious. Our board nominees will dramatically improve the quality of Orbotech’s Board.  A brief summary of our nominees is as follows:

1.	Gabi Seligsohn

As President and CEO of Nova Measuring Instruments (Nasdaq: NVMI) from 2006-2013, Gabi Seligsohn transformed Nova from a single-product OEM to a multiproduct cutting-edge leader in the semiconductor industry.  Mr. Seligsohn currently serves as the CEO of Kornit Digital, a developer of printing solutions for the textile industry. Mr. Seligsohn was voted CEO of the year in 2010 by the Israeli Management Institute and serves on the board of DSP Group (Nasdaq: DSPG).

2.	Ronnie Kenneth

Ronnie Kenneth is an experienced manager in the technology space, having steered Voltaire (Nasdaq: VOLT) as its Chairman and CEO from 2001 until its sale to Mellanox (Nasdaq: MLNX) in 2011. Mr. Kenneth has been a consultant to starts up and venture capital firms, and also founded and managed Cadence Design System’s (Nasdaq: CDNS) Israeli operation from 1989-1994. Cadence is a leading provider of electronic design automation tools used in the global electronics and semiconductor industries.

3.	Tsipi Kagan

Following six years as Senior Manager at Ernst & Young, Tsipi Kagan served as CFO to several Israeli technology companies, including Radvision (formerly Nasdaq: RVSN) and Ceragon Networks (Nasdaq: CRNT). Ms. Kagan is currently the CFO of Afimilk, a private equity-funded global leader in the development of computerized systems for dairy farm management used in approximately 50 countries. Ms. Kagan is a licensed CPA in Israel and previously served on the board of Silicom (Nasdaq: SILC).

4.	Jonathan Kolodny

Since 2013, Jonathan Kolodny has served as the CEO of Jardin International Holdings where he is responsible for all overseas activities of the world’s largest consumer plastic company, Keter Group. For 19 years Mr. Kolodny was a management consultant at McKinsey & Company, most recently as a Director and Senior Partner from 2007-2013.

II.	Remove the Staggered Board Structure

There is no place in modern corporate governance for staggered boards, which research has shown to be value destructive and shareholder-unfriendly. In a staggered board structure, directors are organized into classes where only one class is up for re-election each year, reducing their accountability and protecting them from being voted out sooner. In a declassified board structure, all directors are up for election each year.

Research suggests that staggered boards destroy value and reduce director effectiveness. Companies are moving away from staggered boards in favor of a declassified structure: in 2012, 89% of S&P 500 companies had declassified boards compared to 39% in 1993.4 Shareholders across company sizes overwhelmingly support this initiative with average shareholder support to remove staggered boards seen at 96% in the 2013 proxy season.5

In our meeting on June 5th, the Company informed us that the Board reviewed our proposal to remove the staggered structure and decided to maintain the status quo. When we asked why the Board supported a staggered arrangement, we were told that as opposed to U.S. companies, Israeli companies are not allowed to exercise a poison pill, so Orbotech wishes to maintain their staggered board to protect itself against a potential hostile takeover. To argue that because the most shareholder-unfriendly tool is unavailable to you, you wish to maintain the second most shareholder-unfriendly weapon, is disconcerting.

Let the Board answer this simple question. How many hostile takeovers have taken place in the technology space in the past decade? And how many took place in Israel? We cannot think of any. To insist on maintaining a staggered board is to protect entrenched board members, reduce board accountability, minimize shareholder input on board composition, and ignore the overwhelming trend away from staggered boards.

We note that in order to remove the staggered board structure, we require a 75% majority of investors’ votes in favor of this proposal at the AGM. This is a high hurdle to cross; however we will encourage all shareholders to vote FOR removing the staggered board structure. Orbotech’s Board decision to hide itself behind a staggered board weakens its claims that it is meeting its fiduciary duty to shareholders.

III.	Improve the capital structure and shareholder return policy

As of March 31, 2014, Orbotech held $211.6m of net cash and cash equivalents, approximately 33% of its market cap. We expect the Company to end 2014 with around $230m of net cash when factoring in cash flow generation and the current $30m buyback program. Orbotech’s balance sheet is significantly over-capitalized and its large cash position is value-destructive.

In response to an analyst question on the 3Q13 conference call (held on October 31, 2013) about its intended capital allocation, Orbotech’s CEO stated that “the better use of that cash balance that we have is to support future growth opportunities in what we call external inorganic directions.” He later stated on the 4Q13 conference call (held on February 18, 2014) that the Company requires $70-100m net cash to operate its business, which we believe is dramatically overstated, but will accept at face value for now.

While we are not opposed to an acquisition, despite the Company’s patchy M&A track record, we would insist that the Company be transparent about how any acquisition will deliver both genuine shareholder returns and an increase in EPS and book value. Furthermore, an acquisition should not preclude the Company from using a portion of its cash to meaningfully increase the size of the current buyback program, since we believe that returning cash to shareholders and restructuring the balance sheet are imperative to increasing shareholder value.

We note that Orbotech has many options to finance an acquisition, including a debt offering, a convertible bond offering, or even selling its high level of receivables. As of March 31, 2014, trade accounts receivables exceeded trade payables by $150m.

There is absolutely no reason why Orbotech could not increase its buyback program to $100m while at the same time continuing to run its business and pursue M&A opportunities. Additionally, an annual capital return policy, in the form of a buyback, dividend, or both, is more and more common today amongst technology companies. We have yet to receive a reasonable explanation from the Board of Directors as to why this is not something it is willing to implement.

We are aware that shareholders cannot force the Board to implement a larger buyback program. We also know that there may be issues that we are not aware of which need to be considered. For this reason, we are proposing a biannual Board-level review of the capital structure of the Company, including but not limited to its dividend and share repurchase policy, and a public release of the results of such review.

We strongly believe that ION’s proposals are constructive in creating shareholder value in Orbotech and urge you to consider them seriously. Our goal is to set the stage for a decade of growth and to reverse the chronic share price underperformance of the past ten years.

We are willing to meet with the Company again to hold an open and constructive dialogue regarding these simple yet effective proposals. We note that the Company's current offer to permit us the nomination of one new Board Member is wholly unsatisfactory, and we respectfully demand that our nominees for the board be added to the proxy. In addition, should you refuse to put our other proposals onto the proxy statement, as a 6.17% shareholder we have the right and will have no choice but to call for an Extraordinary General Meeting.

Respectfully,

/s/   Stephen Levey                         /s/  Jonathan Half
Stephen Levey and Jonathan Half
Managing Directors and Co-Portfolio Managers
ION Asset Management Ltd.

Enclosures: Appendices A, B and C

1 Bloomberg, as of December 31st, 2013

2 Bloomberg, as of December 31st, 2013; on a monthly basis and inclusive of dividends

3 Spencer Stuart Board Index 2012. 27:18

4 Knutson, Ted.“S&P500 moving towards declassification, annual board elections.”Corporate Secretary, 1 March 2013

5 “Does shareholder behavior vary by company size?”ProxyPlus. Second Edition (2013)

Appendix A

June 9, 2014

We, Ion Asset Management Ltd., being a shareholder of the Company, holding 2,568,658 ordinary shares of the Company, which constitute approximately 6.1% of the Company's total ordinary shares outstanding, hereby request that the Company revise the notice and agenda of the Annual General Meeting of Shareholders scheduled for July 10, 2014 and published on June 5, 2014, and take other related actions, as follows:

I.
In accordance with Section 66(b) of the Israel Companies Law 1999 and Article 68(g) of the Company's Articles of Association, we hereby provide notice of the nomination of Gabi Seligsohn, Ronnie Kenneth, Tsipi Kagan, and Jonathan Kolodny to serve on the Board of Directors (biographical summaries, declarations, resumes, questionnaires and consents from such nominees are attached hereto as Appendix B).  Accordingly, you are hereby requested to:

A.
Amend the resolutions proposed in Items 1 and 2 (Election of Directors) of the notice and agenda of the Annual General Meeting of Shareholders scheduled for July 10, 2014, as follows (deleted language is crossed out and new language is underlined):

"RESOLVED, ~~that~~to elect the two nominees out of the four nominees in Items 1.(a) – (d) below who receive the greatest number of votes, in each case for a term of approximately three years expiring at the end of the annual general meeting of shareholders to be held in 2017 and when his successor has been duly elected:

1.(a)
~~The Class I Director,~~ Yochai Richter~~, be, and he hereby is, re-elected for a term of approximately three years expiring at the end of the annual general meeting of shareholders to be held in 2017 and when his successor has been duly elected~~;

(b)
~~The Class I Director,~~ Eliezer Tokman~~, be, and he hereby is, re-elected for a term of approximately three years expiring at the end of the annual general meeting of shareholders to be held in 2017 and when his successor has been duly elected~~;

(c)	Gabi Seligsohn;
(d)	Ronnie Kenneth;

RESOLVED, to elect the two nominees out of the four nominees in Items 2.(a) – (d) below who receive both (i) the greatest number of votes, and (ii) the statutory majority required under the Israeli Companies Law, 5759-1999, in each case as an external director as defined in the Israeli Companies Law, 5759-1999, for a term of three years, and that her/his remuneration and benefits as presented in the Company’s Proxy Statement for its 2014 Annual General Meeting of Shareholders be ratified and approved:

2.(a)
~~The external director~~ Michael Anghel~~, be, and he hereby is, re-elected as an external director as defined in the Israeli Companies Law, 5759-1999, for a term of three years, and that his remuneration and benefits as presented in the Company’s Proxy Statement for its 2014 Annual General Meeting of Shareholders be ratified and approved~~;

(b)
Joseph Tenne ~~be, and he hereby is, elected as an external director as defined in the Israeli Companies Law, 5759-1999, for a term of three years, and that his remuneration and benefits as presented in the Company’s Proxy Statement for its 2014 Annual General Meeting of Shareholders be ratified and approved~~;

(c)	Tsipi Kagan;
(d)	Jonathan Kolodny.”

B.
Make corresponding changes in the Proxy Statement and Proxy Card to effectuate the above requests, including but not limited to amendment to Items 1 and 2 on the Proxy Card substantially as provided in Appendix C and inclusion in the Proxy Statement of the biographical summaries provided in Appendix B.

II.	In accordance with Section 66(b) of the Israel Companies Law 1999, you are hereby requested to:

A.
Include an additional Item on the notice and agenda of the Annual General Meeting of Shareholders scheduled for July 10, 2014 asking shareholders of the Company to approve amendments to the Articles of Association to eliminate provisions which provide for a staggered board and, instead, to provide that all Directors, other than External Directors, will be elected or re-elected annually at the Company's Annual General Meeting, as follows:

RESOLVED, to approve the actions as set forth below:

1.	Revise Article 68(d) of the Company's Articles of Association, as follows (deleted language is crossed out and new language is underlined):

~~The Directors shall be divided into three classes, namely Class I, Class II and Class III (except for External Directors who shall not form part of any class and whose term shall be determined in accordance with applicable law). Each of the classes shall be as nearly equal in number as possible. At each Annual General Meeting, the successors to the class of Directors whose terms expire at the end of that meeting shall be elected by Shareholder Resolution to hold office for a term expiring at the end of the Annual General Meeting held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such Director’s appointment terminates as provided for in the Companies Law or due to any of the circumstances set forth in Article 71 below, in such manner that after the initial terms of office set forth above, all Directors shall be appointed for terms of approximately three years, and approximately one-third of the Directors (not including External Directors) shall stand for election each year.~~  The Directors shall be elected at each Annual General Meeting to hold office until the next Annual General Meeting (except for External Directors whose term shall be determined in accordance with applicable law).  The Directors, including Directors elected to fill a vacancy (except for External Directors whose term shall be determined in accordance with applicable law), shall hold office until the expiration of the term for which elected and until successors have been duly elected and qualified or until any such Director’s appointment terminates as provided for in the Companies Law or due to any of the circumstances set forth in Article 71 below.

2.	Revise Article 68(f) of the Company's Articles of Association as follows (deleted language is crossed out and new language is underlined):

Notwithstanding the aforesaid, Directors may ~~not~~ be dismissed from office by the Shareholders or by a General Meeting prior to expiration of their term of office ~~pursuant to Article 68(d) or (e) above~~, ~~and the provisions of~~ pursuant to Section 230(a) of the Companies Law ~~in this regard shall not apply~~.

3.	Delete Article 68(h)(ii) of the Company's Articles of Association in its entirety, as follows (deleted language is crossed out):

~~In the event the number of Directors to be elected at any Annual General Meeting (other than External Directors) is greater than the number of Directors in that class of Directors whose terms expire at such meeting, then the Annual General Meeting at which such Directors are elected shall, to the extent necessary, divide the Directors elected among the classes of Directors in order to keep the classes as nearly equal in number as possible, and the initial term of office of any additional Directors so elected to any class whose term did not expire at such meeting shall correspond to, and expire together with, the term of office of the Directors in the class to which they were elected.~~

4.
Upon adoption of this resolution, the terms of all Directors (except for External Directors whose term shall be determined in accordance with applicable law) shall expire at the next Annual General Meeting and when his successor has been duly elected.

B.
Make corresponding changes in the Proxy Card and the Proxy Statement to effectuate the above requests, including but not limited to amendment to the Proxy Card by providing for a new Item 3 substantially as provided in Appendix C and inclusion of the following language describing this proposal in the Proxy Statement (new language is underlined):

Shareholders of the Company are asked to approve amendments to the Company's Articles of Association to eliminate provisions which provide for a staggered board and, instead, to provide that all Directors, other than External Directors, will be elected or re-elected annually at the Company's Annual General Meeting.

III.	In accordance with Section 66(b) of the Israel Companies Law 1999, you are hereby requested to:

A.
Include an additional Item on the notice and agenda of the Annual General Meeting of Shareholders scheduled for July 10, 2014 asking shareholders to amend the Company's Articles of Association to provide for a permanent committee of the Board of Directors to consider capital allocation issues, as follows:

RESOLVED, to approve the actions as set forth below:

1.	Adopt Article 81(c) as a new article to appear in the Company's Articles of Association as follows (new language is underlined):

The Board of Directors shall review the capital structure of the Company, including but not limited to its dividend and share repurchase policy, in June and December of each year.  The Board of Directors shall appoint a committee comprised of those Directors who qualify (even if not so classified) as either independent directors or external directors (under Israeli law) to make a recommendation to the Board of Directors prior to each such review.  Upon request of such committee, the Board of Directors shall publicly disclose the results of the Board's review.

B.
Make corresponding changes in the Proxy Card and the Proxy Statement to effectuate the above requests, including but not limited to amendment to the Proxy Card by providing for a new Item 4 substantially as provided in Appendix C and inclusion of the following language describing this proposal in the Proxy Statement (new language is underlined):

Shareholders are asked to amend the Company's Articles of Association to provide for a permanent committee of the Board of Directors to consider capital allocation issues.

Appendix B

Biographical Summaries, Declarations, and Consents

Gabi Seligsohn

As President and CEO of Nova Measuring Instruments (Nasdaq: NVMI) from 2006-2013, Gabi Seligsohn transformed Nova from a single-product OEM to a multiproduct cutting-edge leader in the semiconductor industry.  Mr. Seligsohn currently serves as the CEO of Kornit Digital, a developer of printing solutions for the textile industry. Mr. Seligsohn was voted CEO of the year in 2010 by the Israeli Management Institute and serves on the board of DSP Group (Nasdaq: DSPG). Mr. Seligsohn received an LLB law degree from the University of Reading in Reading, UK.

Ronnie Kenneth

Ronnie Kenneth is an experienced manager in the technology space, having steered Voltaire (Nasdaq: VOLT) as its Chairman and CEO from 2001 until its sale to Mellanox (Nasdaq: MLNX) in 2011. Mr. Kenneth has been a consultant to starts up and venture capital firms, and also founded and managed Cadence Design System’s (Nasdaq: CDNS) Israeli operation from 1989-1994. Mr. Kenneth received a B.A. in economics and computer science from Bar Ilan University in Ramat-Gan, Israel and an MBA from Golden Gate University in San Francisco, CA.

Tsipi Kagan

Following six years as Senior Manager at Ernst & Young, Tsipi Kagan served as CFO to several Israeli technology companies, including Radvision (formerly Nasdaq: RVSN) and Ceragon Networks (Nasdaq: CRNT). Ms. Kagan is currently the CFO of Afimilk, a private equity-funded global leader in the development of computerized systems for dairy farm management used in approximately 50 countries. Ms. Kagan is a licensed CPA in Israel and previously served on the board of Silicom (Nasdaq: SILC). Ms. Kagan received a B.A. in accounting and economics and a Certificate of Advanced Accounting Studies, both from Tel Aviv University in Tel Aviv, Israel.

Jonathan Kolodny

Since 2013, Jonathan Kolodny has served as the CEO of Jardin International Holdings where he is responsible for all overseas activities of the world’s largest consumer plastic company, Keter Group. For 19 years Mr. Kolodny was a management consultant at McKinsey & Company, most recently as a Director and Senior Partner from 2007-2013. Mr. Kolodny received a B.A. in computer science from Harvard College in Cambridge, MA and a PhD in cognitive neuroscience from the University of Cambridge in Cambridge, UK.

Appendix C

Proxy Card

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0 ¢

ORBOTECH LTD.
THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY [10], 2014

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MR. YOCHAI RICHTER and MR. ASHER LEVY, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all Ordinary Shares of ORBOTECH LTD. (the “Company”), standing in the name of the undersigned at the close of trading on June 2, 2014, at the 2014 Annual General Meeting of Shareholders of the Company (the “Meeting”) to be held at the Company’s principal offices at 7 Sanhedrin Boulevard, North Industrial Zone, Yavne, Israel, on Thursday, July [10], 2014, at 10:00 a.m., Israel time, and at any and all adjournments thereof, with all the power that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as specified on the reverse side:
(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
ORBOTECH LTD.
July [10], 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Proxy Statement and Proxy Card
are available at www.orbotech.com/Investors/SEC Filings
Please complete, sign, date and mail your
proxy card in the envelope provided
as soon as possible.

In order to be counted, a duly executed proxy must be received prior to the Meeting. This will be deemed to have occurred only if such proxy is received either by the Company at its principal executive offices at any time prior to the commencement of the Meeting, or by the Company’s transfer agent in New York, New York, by no later than 11:59 p.m., New York time, on July 9, 2014 (and, in each case, not revoked prior to such time). Shares represented by proxies received after the times specified above will not be counted as present at the Meeting and will not be voted.

i Please detach along perforated line and mail in the envelope provided. i

¢ 00033030203020300000 8 071014

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	THE ELECTION OF CLASS I DIRECTORS
Discretionary authority is hereby granted with respect to such other matters as may properly come before the Meeting or any adjournment thereof.
The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted “FOR” Proposals 1 - 5 listed herein. Any other matters that may properly come before the Meeting, if any, will be voted by the persons designated as proxies in their judgment.
Notwithstanding the above, please note that pursuant to Israeli law you are requested to indicate, with respect to Proposals 2(A), 2(B), 2(C) and 2(D), on this Proxy, or inform the Company prior to voting at the Meeting thereon, whether or not you are a ‘controlling shareholder’ of the Company and whether or not you have a ‘personal interest’ in the approval of Proposals 2(A), 2(B), 2(C) or 2(D) as a result of a relationship with a ‘controlling shareholder’ of the Company. Otherwise, your vote on Proposals 2(A), 2(B), 2(C) or 2(D) above may not be counted. See Page 2 of the Proxy Statement for more information.
As of the date of the Proxy Statement, the Company is not aware of any ‘controlling shareholders’ as such term is defined for purposes of the Israeli Companies Law, 5759-1999. Therefore, the Company expects that the none of its shareholders are controlling shareholders or have a ‘personal interest’ with respect to Proposals 2(A), 2(B), 2(C) or 2(D) as a result of a relationship with a ‘controlling shareholder’, and accordingly all of its shareholders would indicate NO where asked whether they are ‘controlling shareholders’ or whether they have a ‘personal interest’ with respect to Proposals 2(A), 2(B), 2(C) or 2(D) as a result of a relationship with a ‘controlling shareholder’.
If the undersigned has not indicated otherwise with respect to either of Proposals 2(A), 2(B), 2(C) or 2(D) then, by signing below, the undersigned certifies that the undersigned is not a ‘controlling shareholder’ of the Company and that neither the undersigned nor any of the persons or entities described on Page 2 of the Proxy Statement has a ‘personal interest’ in the relevant proposal as a result of a relationship with a ‘controlling shareholder’ of the Company.
Any and all proxies heretofore given are hereby revoked.
	THE NOMINEE AS CLASS I DIRECTOR IS:	FOR	AGAINST	ABSTAIN
	A YOCHAI RICHTER	☐	☐	☐
	THE NOMINEE AS CLASS I DIRECTOR IS: B ELIEZER TOKMAN	☐	☐	☐
	THE NOMINEE AS CLASS I DIRECTOR IS: C GABI SELIGSOHN	☐	☐	☐
	THE NOMINEE AS CLASS I DIRECTOR IS: D RONNIE KENNETH	☐	☐	☐
2.	THE ELECTION OF EXTERNAL DIRECTORS (AND THEIR REMUNERATION AND BENEFITS)
	THE NOMINEE AS EXTERNAL DIRECTOR IS:	FOR	AGAINST	ABSTAIN
	A MICHAEL ANGHEL (INCLUDING HIS REMUNERATION AND BENEFITS)	☐	☐	☐
		YES	NO

ARE YOU A ‘CONTROLLING SHAREHOLDER’ OF THE COMPANY, OR DO YOU, OR ANY OF THE PERSONS OR ENTITIES DESCRIBED ON PAGE 2 OF THE PROXY STATEMENT, HAVE A ‘PERSONAL INTEREST’ IN PROPOSAL 2(A) AS A RESULT OF A RELATIONSHIP WITH A ‘CONTROLLING SHAREHOLDER’ OF THE COMPANY?

		☐	☐
	THE NOMINEE AS EXTERNAL DIRECTOR IS:	FOR	AGAINST	ABSTAIN
	B JOSEPH TENNE (INCLUDING HIS REMUNERATION AND BENEFITS)	☐	☐	☐
		YES	NO

ARE YOU A ‘CONTROLLING SHAREHOLDER’ OF THE COMPANY, OR DO YOU, OR ANY OF THE PERSONS OR ENTITIES DESCRIBED ON PAGE 2 OF THE PROXY STATEMENT, HAVE A ‘PERSONAL INTEREST’ IN PROPOSAL 2(B) AS A RESULT OF A RELATIONSHIP WITH A ‘CONTROLLING SHAREHOLDER’ OF THE COMPANY?

		☐	☐
	THE NOMINEE AS EXTERNAL DIRECTOR IS:	FOR	AGAINST	ABSTAIN
	C TSIPI KAGAN (INCLUDING HIS REMUNERATION AND BENEFITS)	☐	☐	☐

				YES	NO

ARE YOU A ‘CONTROLLING SHAREHOLDER’ OF THE COMPANY, OR DO YOU, OR ANY OF THE PERSONS OR ENTITIES DESCRIBED ON PAGE 2 OF THE PROXY STATEMENT, HAVE A ‘PERSONAL INTEREST’ IN PROPOSAL 2(C) AS A RESULT OF A RELATIONSHIP WITH A ‘CONTROLLING SHAREHOLDER’ OF THE COMPANY?

				☐	☐
			THE NOMINEE AS EXTERNAL DIRECTOR IS:	FOR	AGAINST	ABSTAIN
			D JONATHAN KOLODNY (INCLUDING HIS REMUNERATION AND BENEFITS)	☐	☐	☐
ARE YOU A ‘CONTROLLING SHAREHOLDER’ OF THE COMPANY, OR DO YOU, OR ANY OF THE PERSONS OR ENTITIES DESCRIBED ON PAGE 2 OF THE PROXY STATEMENT, HAVE A ‘PERSONAL INTEREST’ IN PROPOSAL 2(D) AS A RESULT OF A RELATIONSHIP WITH A ‘CONTROLLING SHAREHOLDER’ OF THE COMPANY?
				FOR	AGAINST	ABSTAIN
		3.	APPROVAL OF AMENDMENTS TO THE COMPANY'S ARTICLES OF ASSOCIATION TO ELIMINATE PROVISIONS WHICH PROVIDE FOR A STAGGERED BOARD AND, INSTEAD, TO PROVIDE THAT ALL DIRECTORS, OTHER THAN EXTERNAL DIRECTORS, WILL BE ELECTED OR REELECTED ANNUALLY AT THE COMPANY'S ANNUAL GENERAL MEETING.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
		4.	APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF ASSOCIATION TO PROVIDE FOR A PERMANENT COMMITTEE OF THE BOARD OF DIRECTORS TO CONSIDER CAPITAL ALLOCATION ISSUES.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	5.	APPROVAL OF PROPOSAL TO RE-APPOINT KESSELMAN & KESSELMAN AS AUDITORS OF THE COMPANY:	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.